China Recycling Energy Corp. Announces Special Loan Agreement for Energy Saving and Emission Reduction Projects

XI'AN, China, May 5, 2010 -- China Recycling Energy Corp. (Nasdaq: CREG; "CREG" or "the Company"), a leading industrial waste-to-energy solution provider in China, today announced it has entered into a loan agreement for a special loan designed for energy saving and emission reduction projects (the “Loan Agreement”) with Industrial Bank Co., Ltd. Xi’An Branch (“Industrial Bank”).

Industrial Bank has agreed to loan RMB 30,000,000 (approximately $4,411,765) to the Company for a term of three years. The proceeds of the loan are required to be used on payment for equipment for CREG’s energy saving and emission reduction projects. The Loan Agreement has a floating interest rate that resets at the beginning of each quarter at 110% of the national base interest rate for the same term and same level loan.

Mr. Guohua Ku, Chairman and CEO of CREG, commented, “We are pleased to enter into this extremely favorable loan agreement. This special type of loan is designated solely for projects and equipment aimed at reducing emissions and saving energy.”

About China Recycling Energy Corp.

China Recycling Energy Corp. (Nasdaq: "CREG" or "the Company") is based in Xi'an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1% of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China.

For more information about CREG, please visit http://www.creg-cn.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Recycling Energy Corp. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

    For more information, please contact:

    In China:
     Mr. Leo Wu
     Investor Relations
     China Recycling Energy Corp.
     Tel:   +86-29-8765-1097
     Email: tch@creg-cn.com

    In USA:
     Mr. Howard Gostfrand
     American Capital Ventures, Inc.
     Tel:   +1-305-918-7000
     Email: hg@amcapventures.com
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